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                                                                       EXHIBIT 1

                                 1998 AGREEMENT

                           THE HARVARD LAMPOON, INC.

                                      with

                               J2 COMMUNICATIONS

                                      and

                            SETTLEMENT AGREEMENT AND
                            MUTUAL GENERAL RELEASES






                                                            Effective as of
                                                            October 1, 1998
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                                    Contents
                                    --------

1. Letter Agreement dated as of October 1, 1998 between The Harvard Lampoon, Inc. and J2 Communications approved by the Trustees under a Declaration of Trust dated April 1, 1909

2.   Settlement Agreement and Mutual General Releases

3.   Directory of persons involved, counsel and mediator
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                                                       The Harvard Lampoon, Inc.
                                                       44 Bow Street
                                                       Cambridge, MA 02138
                                                       October 1, 1998


J2 Communications
10850 Wilshire Boulevard
Suite 1000
Los Angeles, CA 90025

Gentlemen:

        This will confirm and set forth the agreement dated October 8, 1969, as amended February 14, 1977, as further and most recently amended June 8, 1983, and as further amended and entirely restated as follows as of the above date, between THE HARVARD LAMPOON, INC., a Massachusetts corporation, and J2 COMMUNICATIONS, a California corporation and successor-in-interest to all of the rights, claims and interests of NL Communications, Inc., formerly named The National Lampoon, Inc. In this Agreement "we", "us", "our" and "ours" refer to The Harvard Lampoon, Inc.; and "you", "your" and "yours" refer to J2 Communications, Inc.; the "parties" refers to both the Harvard Lampoon, Inc. and J2 Communications, Inc., and "party" refers to either of them.

                                    RECITALS

        WHEREAS, on October 8, 1969, the parties originally entered into an agreement concerning the right of The National Lampoon, Inc. to use the name "Lampoon"; and

        WHEREAS, on February 14, 1977, the parties amended Paragraphs (1)(c),
(2), (4)(c), (4)(d), (4)(e), (5)(a), (5)(b) and (6)(f) of their agreement; and

        WHEREAS, as of June 8, 1983, the parties amended Paragraphs (2)(a)(II),
(2)(c), (2)(d), (2)(e) and (5)(c) of their agreement; and

        WHEREAS, it is understood that the representations and warranties contained in Paragraph (3)(b) hereof are made only as of October 8, 1969, as updated to this date; and

        WHEREAS, for their mutual convenience, the parties wish to consolidate the terms of the 1969 agreement and the 1977, 1983 and 1998 amendments thereto into this document (the "Agreement") which shall be deemed a complete restatement of their agreement as herein set forth to become effective as of October 1, 1998, although actually executed on later dates.


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                                    AGREEMENT

        (1)(a) Consent to Use Mark. Subject to the limitations and conditions contained in this Agreement, we hereby consent to your exclusive, worldwide ownership and use of the two-word phrase "NATIONAL LAMPOON" (and all variations thereof, such as "NL" and "NatLamp" or other variations specifically approved in writing by us prior to their use, which approval shall not be unreasonably withheld, delayed or conditioned) (hereafter, the "Mark") as the name of, trade name, trademark, and service mark for and in connection with:

               (i) The goods and services set forth on Exhibit 1 to this agreement, which is incorporated herein by this reference ("Core Rights"); and

               (ii) The sale and offering for sale of all other products and services now known or hereafter developed that are not expressly prohibited hereunder ("Other Rights").

        We and you acknowledge and agree that use by you and your licensees of the Mark as provided in this Agreement and our use of The Harvard Lampoon as the title of a periodical is not likely to cause confusion, mistake or deception. We shall refrain from taking any action in the future which is in derogation of your (a) uses of or rights to use the Mark, or (b) federal or state registrations of the Mark.

        The parties agree to take all commercially reasonable steps in the promotion of their respective goods and services to prevent actual consumer confusion which results from advertisement of the parties' respective marks. The parties agree to cooperate with each other, at their own expense, to execute or have executed all further documents reasonably required to effectuate this Agreement.

        (1)(b) National Lampoon Magazine. Except for Permitted Publications as defined at Exhibit 1, P. A(i), you shall not publish any magazine, other periodicals or pamphlets bearing the Mark. Upon the initial sale of a controlling interest in the common stock of J2 Communications or all or substantially all of the assets of J2 Communications, then your successor or assign shall have the right to notify us of such event and to negotiate with us for our consent to publish a periodical magazine under the title National Lampoon. Both parties shall negotiate in good faith during the two-year period after such sale to achieve an agreement for a license of the Mark for use on a high quality, nationally distributed periodical.


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        (1)(c) Copyright Protection. We further consent to your right to register the copyright in your name to any copyrightable work permitted hereunder.

        (1)(d) No Use of Lampoon or Variations Separately. You shall not use, or license the use of, or permit your licensees to use, the word "Lampoon" alone or separately from the word "National" in any context or for any reason or any variations of "Lampoon" alone or separately, such as "Lampy" or "Poon".

        (1)(e) Licenses to Third Parties. We also consent to your right to license Core Rights and Other Rights to third parties, in your sole discretion, provided that:

               (i) All license agreements with third parties shall contain an audit right and incorporate the limitations set forth in Paragraphs 4(b) through 4(e) of this Agreement;

               (ii) All "field of use" licenses (as opposed to those for a specific product or service) shall be for a limited period of time; and

               (iii) You shall enforce the restrictions and quality requirements of this Agreement against your licensees.

        (1)(f) Term of Agreement, Termination. Your rights hereunder shall be perpetual, provided, however, that we may terminate this Agreement upon one hundred eighty (180) days' prior written notice if, for any twelve (12) consecutive months, you are not actively engaged in good faith efforts to produce or to market products and services under the Mark. You shall be deemed to be so actively engaged if you perform at least one of the following activities at any time during the period in question:

               (i) Produce or market any new product or service. A new product or service shall include, without limitation, any new edition, episode, issue or version of an existing publication, program, product or service;

               (ii) Enter into a definitive agreement (including, for example, renewals of existing agreements) with an independent third party to market, produce or develop a product or service using the Mark; or

               (iii) Employ two or more employees on at least a half-time basis who are actively engaged in the development of products or services using the Mark;


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Unless any of the activities described in Subparagraphs (i) through (iii), above, hereof have been prevented by force majeure, including war (whether declared or undeclared), domestic insurrection, disturbances, strikes, governmental regulations or catastrophes caused by nature or human action, in which case such twelve-month period shall be suspended day-for-day until such force majeure shall have ceased.

        In the case of proposed termination for inactivity for twelve (12) consecutive months, at any time during such 180 day notice period, you shall have the right to cure by performing any of the activities described in paragraph 1(f) above and by providing notice thereof to us during such notice period, in which case this Agreement then shall not terminate.

        (1)(g) Annual Review of Activities. At least once during each calendar year the parties shall meet to review in reasonable detail your activities, your current and future licensing program, the activities of your licensees, your efforts to monitor your licensees and any reasonable questions we may have relative to payment due to us and their calculation. Such meeting shall be by telephone conference call unless either party shall request a personal meeting. In the event of such a request, the meeting shall be in person with the principals of each party participating; and the party requesting the personal meeting shall have the obligation to transport its representatives to the other party's office at its own expense.

        (1)(h) Recognition of Existing Licenses. All licenses granted by you for the use of any mark containing the word "Lampoon" of which we have been notified by you prior to the effective date of this Agreement (the "Old Licenses") shall, if they were by their respective terms in effect as of the effective date of this Agreement, remain in effect in accordance with their respective terms. You represent and warrant that you have not licensed any third party to publish any magazine, other periodical or pamphlet bearing the Mark.

        (2)(a) Compensation to Us. Except with respect to the licensing of Other Rights to unaffiliated third parties, our sole compensation for our consent to your exploitation of Core Rights and Other Rights hereunder shall be as follows:

               (i) A payment equal to 2% of the aggregate "Net Sales Price" as defined in Paragraph 2(d) below received by you for any Permitted Publication;

               (ii) A payment equal to the following percentages of your "Pre-Tax Profits" as defined in Paragraph 2(e) below or $2,000, whichever is greater, for any movie, stage show, television show or radio show using the Mark:


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               2% of the first $2,000,000 of your Pre-Tax Profits;

               1.75% of your Pre-Tax Profits in excess of $2,000,000 and not in excess of $5,000,000; and 1.5% of your Pre-Tax Profits in excess of $5,000,000.

               A regularly-scheduled series of four (4) or more installments in any medium shall be considered one show for the purposes of this Paragraph 2(a)(ii).

               (iii) A payment equal to 2% of your Pre-Tax Profits or $250, whichever is greater, for the sale of any product or the performance of any service using the Mark other than those described above in this Paragraph 2(a) or below in Paragraph 2(b).

        (2)(b) Compensation Derived from Exercise of Other Rights. Our sole compensation with respect to the licensing by you of Other Rights to unaffiliated third parties shall be a payment equal to 10% of your Pre-Tax Profits derived from the sale by unaffiliated third parties of Other Rights goods and/or services using the Mark.

        (2)(c) Foreign Currency. Where your receipts are in a currency other than United States dollars, you may make payment to us of the sums due to us hereunder arising out of such receipts in like currency in the country or place received, subject to all restrictions and limitations imposed upon the amounts received by you.

        (2)(d) Net Sales Price Defined. "Net Sales Price" shall mean the actual price received by you for the sale of any Permitted Publication under the Mark from third parties before terms of trade or any other expenses incident to such sale, but after reduction for (i) any refunds made by you for returns of such Permitted Publications for which no credit on account of payments to us shall have been claimed by you earlier; (ii) any taxes (including stamp taxes) levied by any governmental authority whatsoever if based on the sales price or the number of copies sold; (iii) customs duties; and (iv) any payments by you to third parties as, or in connection with, retail display allowances with respect to Permitted Publications, such as are customarily allowed or provided for in the magazine publishing industry, except that the term Net Sales Price shall not in any event include amounts received by you for sale of space in any Permitted Publication.

        (2)(e) Pre-Tax Profits Defined. "Pre-Tax Profits" shall mean (i) your gross income from the sale or performance of a particular product or service by you, less your actual expenses directly attributable to such product or service (excluding any general allocation of corporate overhead or other indirect


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expenses) and (ii) all your revenue or income, however designated or characterized, received from third parties for any products or services sold by them using the Mark under license from you, and before reduction for any taxes on or measured by income. As used in this Paragraph, your revenue or income shall include revenues or income, however designated or characterized, of any of your parent, wholly-owned subsidiaries or other affiliated companies received from third parties for any products or services using the Mark; provided, however, that as to an affiliated company, only that portion of such revenue or income as is equivalent to the percentage of your ownership interest in such company shall be deemed to be your "gross income"; and provided further, that as to an affiliated company which you do not own or control, such revenue or income shall be deemed to be your "gross income" only when it is actually received by you, your parent company (if any), a wholly-owned subsidiary, or an affiliated company controlled by you. Except as to your parent company (if any), wholly-owned subsidiaries and other affiliated companies as expressly described above, under no circumstances shall the revenue or income of any other party be deemed to be a part of your "gross income" or Pre-Tax Profits as used in this Agreement.

        (2)(f) Method and Timing of Payments, Late Payments. Any and all payments due to us hereunder shall be determined as of June 30 and December 31 of each calendar year within 90 days (or in the case of payments due by reason of sales or publications outside of the United States 180 calendar days) of the end thereof. You shall furnish us with statements of all amounts due to us hereunder and the computations made in determining such amounts within 90 or 180 day periods, whichever shall be applicable, and each such statement shall be accompanied by remittances for any amounts due to us hereunder or, wherever applicable, appropriate instruments transferring or taking all action which you can take to accomplish transfer of any funds outside the United States. In respect of any amount which is owing to us for more than ten (10) days after its due date under this Agreement, you shall also remit to us, as a late charge, (i) interest on that amount for the first 120 days after the due date, at the Prime Rate in effect as of the due date as reported in the New York edition of the Wall Street Journal published on the date closest to such due date for prime commercial loans of ninety (90) day maturity and (ii) interest on that amount for the period thereafter, at the rate of the greater of the Prime Rate or twenty-five percent (25%), or if such rates exceed the maximum rate that may be legally charged, such maximum rate, per annum, which interest shall be calculated, in each case, on the basis of a 360-day year; provided, however, that as to any amount which is in dispute, the interest payable, if any, shall be governed by Paragraph 6(c) hereof. For purposes of this Paragraph, interest shall be computed from the date on which the amount is due to us until the date on which the remittance is made. For further purposes of this Paragraph, a remittance shall be made by


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certified mail, return receipt requested, and deemed to have been made on the date it is deposited in the mails.

               (2)(g) Financial Statements, Audit and Review Right. It is understood and agreed by the parties that (i) any statement so furnished by you shall be certified by your chief financial officer; (ii) you shall make available to us such records (or copies or extracts therefrom) as may be reasonably required to verify the truth and accuracy of the statements furnished to us pursuant to Paragraph (2)(e); (iii) any materials furnished by you to us pursuant to Paragraphs 2(e) and 2(f) hereof shall be held by us on a confidential basis for the purpose of determining our rights hereunder, shall not be made public or otherwise publicized except as may be necessary to monitor or enforce our rights hereunder or required by applicable law or regulation, in which case we shall promptly notify you, and shall be examined by and held for us only in the custody of certified public accountants, licensed as such in the state in which you maintain your records, to be selected by us; (iv) any materials to be submitted by you to us hereunder shall be prepared on the basis of good accounting practices usual in your business and consistently maintained;
(v) any computations to be submitted by you to us hereunder may reflect any previously unclaimed credits to which you may be entitled by reason of returns during the current or prior accounting periods; (vi) in lieu of submitting the materials more fully described in clause (ii) hereof, you may make actual books and records available for inspection and copying by the certified public accountants (described in clause (iii) hereof) at the place where such books and records are customarily held; (vii) you are authorized in good faith to reduce the Net Sales Price of any Permitted Publication after delivery to a third party even though your right to receive the sales price in full shall have legally accrued and such reduction shall be treated in the same manner as a return;
(viii) you shall retain the records relating to any statement you render to us for at least three (3) years after our receipt of the statement to which they pertain and our certified public accountants may in any event audit, review and copy such (subject to the foregoing requirement of confidentiality) during normal business hours on at least ten (10) days' prior written notice, (ix) payments at the rate specified in this Paragraph (2) shall likewise be applicable with respect to any Permitted Publication published pursuant to
(1)(a)(i), and (x) nothing herein contained shall require you to pay any sum with respect to any magazine, publication, book, pamphlet, product or service not bearing or promoted using the Mark. Should any audit or review of your records disclose an understatement of our payments by twelve and one-half percent (12.5%) or more for the period examined, in addition to the payment understated plus interest in accordance with the provisions of paragraph 2(f), you shall immediately reimburse us our actual out-of-pocket costs for the examination that revealed the understatement.



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        (3) Our Representations and Warranties. We hereby represent and warrant to and covenant with you that:

        (3)(a) Authority. The execution and consummation of this agreement and any transaction to be performed or to be suffered by The Harvard Lampoon, Inc. hereunder has been duly authorized by a meeting of the members of The Harvard Lampoon, Inc., duly called and held for such purpose, which meeting was attended by a quorum sufficient for such purpose, was held and conducted in the manner required by applicable laws; and was fully empowered to take such action in the matter under applicable laws; that The Harvard Lampoon, Inc. has full power and authority to enter into this agreement; and that this Agreement and any transaction contemplated hereunder will not infringe on the rights of any third party.

        (3)(b) The Mark. We have published a periodical under the name of "The Harvard Lampoon" since 1903; since such date our right to publish under such name, as aforestated, has never been disputed, nor has any third party claimed that such publication, or the use of the name "The Harvard Lampoon" or "Lampoon," as aforestated, has infringed or will infringe the rights of such third party or of any other person, firm, corporation or body; and, except for the National Lampoon magazine and our other regular and special publications, we do not know of any magazine or other publication which has been published or for which the right has been claimed to be published under the name "Lampoon" or "The Harvard Lampoon," whether as a name, trade name, trademark or otherwise, excepting only a magazine or other publication issued prior to 1903 by our predecessor organization, the Harvard Lampoon Society, from 1876, and various recent publications not licensed by us that we have demanded cease using the name "Lampoon".

        (3)(c) Covenant Not to License, Reserved Right. Except in connection with the sale or license of copyrighted material written or otherwise created by us, we have not licensed nor shall we license during the term of this Agreement without your written consent the use of the word "Lampoon" (alone or in conjunction with any qualifying words as the name, trade name, trademark, service mark, domain name, or otherwise) as a part of the name of or incident to any transaction by any person, firm, corporation or other body, including without limitation, for use on or to promote any magazine, periodical or pamphlet. All other rights to, and uses of, the word "Lampoon", and all variations thereof such as "Lampy" or "Poon" alone or in connection with other words (but not the word "National" or any variation of the word "National") are reserved to us.

        (4) Your Representations and Warranties. You warrant and represent that your execution and consummation of this Agreement hereunder and any transaction performed or suffered by you


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hereunder have been duly authorized by appropriate corporate action; that you have full power and authority to enter into this Agreement; and that the execution of this Agreement and any transaction contemplated hereunder do not violate the rights of any person, firm, corporation or other body by reason of any contractual or other arrangements heretofore made by you. In addition, you covenant and agree that:

        (4)(a) Certain Assurances, Licenses Unaffected by Termination. Upon the termination of this Agreement by the written consent of the parties or pursuant to Paragraph 1(f) thereof, you shall assign all of your right, title to and interest in to the Mark to us. Notwithstanding the preceding sentence, all licenses you have properly granted to third parties shall be unaffected by such termination, and you shall be entitled to continue as the licensor thereunder for the remainder of the term of each such license. You agree that you will use your reasonable efforts to enforce such licenses in all respects against the licensees thereunder, including your right to be paid the royalties and other payments due you. Conversely, you agree to continue to make to us the same payments that would have been due us hereunder relative to such licenses for so long as you collect payments from licensees, just as if this Agreement had not been terminated. However, after termination of this Agreement, you may not consent to any amendment, modification or cancellation, nor grant extensions or renewals of such licenses without our prior written consent in each such instance. The restriction in the preceding sentence shall not, however, prevent a licensee from exercising an option to extend its license, provided that the option does not require your consent and was in existence as a provision of the license prior to the termination of this Agreement.

        (4)(b) No Harm to the Mark. You shall not harm, misuse or bring into disrepute the Mark and shall use your reasonable efforts to prevent your licensees from doing so.

        (4)(c) Restrictions on Use of Mark. Without our specific prior written approval you shall not use the Mark, and shall not authorize your licensees to use the Mark, on or to promote the bona fide sale of firearms, tobacco products, addictive substances of any type including pharmaceutical drugs, items depicting explicit sex acts or articles of personal hygiene.

        (4)(d) Restrictions on Making Certain References. Without our written permission, you shall not include or refer to, and shall not authorize or license your licensees to include or refer to any editorial or advertising materials in any Permitted Publication, product or service hereunder which shall refer to Harvard University, Harvard College (or any school, faculty or department of the foregoing), The Harvard Lampoon, Lampoon Parody, or any person identified as an officer, professor,


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instructor, student or employee of Harvard University, Harvard College or The
Harvard Lampoon, Inc.; except that notwithstanding anything contained herein, you may, to the extent such description is accurate, describe your staff as consisting of former editors or officers of The Harvard Lampoon, Inc.

        (4)(e) Further Restrictions. With respect to your products, services and publications hereunder (including live, filmed, taped or other recorded performances) and with respect to licenses to be granted hereunder, you shall not engage in and shall not authorize or license your licensees to engage in the display of genitalia of either sex or acts or depictions of explicit sex or sadomasochism. You shall not include, and shall not authorize your licensees to include, for any product, service or publication in any media in which the Mark is used, any materials to which we shall reasonably object because the nature of the material included or of the products, publications or services thereby would violate the restriction contained in the preceding sentence, constitute a criminal offense in any jurisdiction where the particular product, service or publication is sold, distributed or performed or expose you or your licensees to any action or judicial or governmental proceeding likely to result in the award of a remedy against you or your licensees. In addition, neither you nor your licensees shall distribute, produce, or manufacture any movie using the Mark which receives an "NC-17" or equivalent rating from the Code and Rating Administration of the Motion Picture Association of America or its successor.

        (4)(f) No References to The Harvard Lampoon, Inc. You shall omit and, if applicable, cause your licensees to omit, all references to The Harvard Lampoon, Inc. or The Harvard Lampoon, provided that such duty shall not apply to the distribution and sale of past Permitted Publications bearing the Mark.

        (4)(g) Publication and Product Specimens. In order to implement our rights pursuant to Paragraphs (4)(c), (4)(d) and (4)(e) hereof, you shall furnish to us promptly after the printing or manufacture thereof three copies of each issue of any Permitted Publication and one copy of each product sold by you hereunder or by your agents or licensees. You shall promptly consult with us concerning any objections we may have hereunder to the material contained in any such Permitted Publication, other publication or product and, with respect to any valid objections, shall take steps promptly to assure that a repetition of publication or sale of the objectionable material does not occur. You shall provide us with a copy of all license agreements by you with third parties, in final form as executed, promptly after execution, which we shall maintain as confidential (except as necessary to enforce our rights under this Agreement or as required by applicable law or regulation in which case we shall promptly notify you of such requirement).


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        (5) Certain Additional Rights. You may:

        (5)(a) Secure the rights consented to hereunder or any rights which you may have by reason of any Permitted Publication, product or service pursuant hereto by such proceedings, administrative or judicial (including without limitation applications for copyrights, trademarks, actions, or suits at law, in equity or otherwise against any person, firm, corporation or body) as you may deem advisable; provided, however, that we shall (i) not be required to incur any expenses in connection with any such proceeding; and (ii) be indemnified and held harmless by you against any damages or expenses arising from any such proceeding, except such expenses, if any, as may arise from actions undertaken by us without your request or permission; and

        (5)(b) Assign all of your rights hereunder but not a part thereof (i) in connection with any transfer of substantially all of your assets (through sale, exchange, merger, consolidation or otherwise); or (ii) to a subsidiary, corporation or other entity (including a partnership, limited or otherwise) in which the assignor or the stockholders of the assignor or both combined shall have a capital interest of at least fifty percent (50%).

        (6) Miscellaneous.

        (6)(a) No Partnership, License or Joint Venture Created. Neither this Agreement nor any action taken thereunder and contemplated thereby shall create a partnership, license or joint venture between us.

        (6)(b) Governing Law, Captions. This Agreement shall be governed by the laws of the State of New York for contracts made and performed in New York. The captions are used for convenience only and shall not be used in the interpretation of this Agreement.

        (6)(c) Dispute. Any dispute, controversy or claim arising out of or relating to the interpretation or enforcement of this Agreement or the breach thereof shall be specifically described in a written notice from the party raising the dispute, controversy or claim to the other party and shall be finally resolved as follows, both parties hereby agreeing to accept telephone calls and correspondence, to attend meetings and otherwise participate in the below-described process diligently, promptly and in good faith:

               (i) First, the parties shall confer on the matters in issue by a telephone conference between the authorized representatives (and not solely legal counsel) of each party, such call to occur within fifteen (15) days after delivery of the dispute notice. That telephone conference shall be followed within the following seven


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

               (7) days by an exchange of letters confirming such conference and indicating areas of agreement and remaining disagreement, if any;

               (ii) Second, within fifteen (15) days after such telephone conference, by a meeting in person (unless otherwise agreed, alternating between Los Angeles and Cambridge or Boston -- the first such meeting to occur in Los Angeles) of at least one authorized representative of each party (and not solely legal counsel) who will attempt in good faith to resolve all remaining disagreements;

               (iii) Third, by mediation before a mutually acceptable mediator (unless otherwise agreed, in the alternate city where the Paragraph 6(c)(ii) meeting did not occur). If the parties cannot agree upon a mediator within two weeks after a written request by a party for mediation, then either party may request Judicial Arbitration and Mediation Services ("JAMS/Endispute") or the American Arbitration Association ("AAA") to appoint a mediator by its own selection process in effect at that time; and

               (iv) Fourth, upon the written request of either party, by binding arbitration pursuant to and in accordance with the rules of either JAMS/Endispute or AAA, as applicable, then in effect. The location of the arbitration proceeding shall alternate between Los Angeles and Cambridge or Boston -- the first such arbitration to occur in Los Angeles. The parties agree that the arbitrator may award or fashion any relief for the prevailing party consistent with his or her findings and for which he or she finds just cause, provided that termination of this Agreement shall not be available as a remedy except upon a material breach of Paragraph 1(f) above. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof

        (6)(d) Interest. If, on the assertion of a claim by us for payments under Paragraph 2 of this Agreement, it is determined that payments are due and owing to us, we shall be entitled to interest on the sum of those payments at the rate in effect as of the due date thereof as published in the New York edition of the Wall Street Journal closest to such date for prime commercial loans of ninety (90) day maturity calculated on the basis of a 360-day year. For purposes of this Paragraph, interest shall be computed from the date on which it is determined that the payments were due to us until the date on which the remittance is made. For further purposes of this Paragraph, a remittance shall be made by certified mail, return receipt requested, and shall be deemed to have been made on the date it is deposited in the mails.

        (6)(e) Request for Award of Attorneys' and Experts' Fees. In any arbitration or other action to interpret or to enforce this Agreement, the prevailing party as determined by the arbitrator or court shall be entitled to request an award of its attorneys' and experts' fees and costs incurred in such arbitration or action from the other party.

        (6)(f) Our Damages Limited in Certain Circumstances. Damages for our breach of any warranty under Paragraph (3) hereof shall be limited to any amounts which you may theretofore or thereafter pay to us under this Agreement.

        (6)(g) Amendments. This Agreement shall not be amended, changed or terminated in whole or in part, except by an instrument signed on behalf of both parties.

        (6)(h) Notices. Any notice given or to be given hereunder shall be deemed properly given if (i) personally delivered, (ii) sent by U.S. certified or registered mail, return receipt requested, or (iii) delivered by a commercial overnight mail service providing a delivery receipt, and addressed as follows:

        To us:                         with a copy to:

        President                      Jason A. Sokolov, Esq.
        Harvard Lampoon                Rubin and Rudman LLP
        44 Bow Street                  50 Rowes Wharf
        Cambridge, MA 02138            Boston, MA 02110

        To you:                        with a copy to:

        President                      Michael K. Grace, Esq.
        J2 Communications              Greenberg Glusker Fields
        10850 Wilshire Blvd. Claman    & Machtinger LLP
        Suite 1000                     1900 Avenue of the Stars
        Los Angeles, CA 90025          Suite 2100
                                       Los Angeles, CA 90067

or to such other address as either of us shall give to the other in a notice under this Paragraph (6)(h).

        (6)(i) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties.

        (6)(j) Trustees' Consent. To the extent they have any interest herein, this Agreement has been approved and shall be binding upon the Trustees of that certain trust created by Declaration of Trust dated April 1, 1909 by John T. Wheelwright,

Roger L. Scaife and Arthur H. Weed, recorded in Middlesex South District Registry of Deeds Book in 3432, Page 136.

        (6)(k) Merger Clause. This Agreement, together with Exhibit 1 attached hereto and incorporated herein and that certain Settlement Agreement and General Mutual Releases between you and us of even date herewith, constitutes the complete, final, and exclusive statement of the agreement between the parties with respect to their subject matter and supersedes all prior and contemporaneous statements, agreements and understandings, oral and written, between the parties.

        IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed and delivered this Agreement to become effective when executed on behalf of both parties.

                                            THE HARVARD LAMPOON, INC., a
                                            Massachusetts corporation


                                            By: /s/ [SIG]
                                               -------------------------------

                                            Title: President, Harvard Lampoon
                                                  ----------------------------

                                            Approved:

                                            The Trustees of the Trust referred
                                            to in Paragraph (6)(j) hereof.

                                            /s/ TYLER CHAPMAN          Trustee
                                            ----------------------------------

                                            /s/ [SIG]                  Trustee
                                            ----------------------------------

                                            FOR THE TRUSTEES OF THE
                                            HARVARD LAMPOON
                                            ----------------------------------

                                            Trustees as Aforesaid and Not
                                            Individually

ACCEPTED AND AGREED TO:

J2 COMMUNICATIONS
a California corporation

By: [SIG]
   -----------------------------

Title: President
      --------------------------

                                    EXHIBIT 1

                                  "Core Rights"

        A. Subject to the limitations, prohibitions and restrictions in the Agreement, "CORE RIGHTS" shall mean the sole and exclusive worldwide right to display and use the Mark in connection with the recording, production, sale, license, promotion, broadcast, and other distribution and/or exploitation of any and all forms of the following products and services, and the right to release, distribute, exhibit, perform, advertise, promote, publicize and otherwise exploit such products and services and/or other derivative works based thereon by any and all means and in any and all media, whether now known or hereafter devised, including, without limitation, theatrical, non-theatrical, pay-per-view, home video (including videocassettes, digital videodiscs, laser discs and all other formats), and forms of television (including pay, free, network, syndication, cable, satellite and digital), video-on-demand, and all forms of digital distribution and/or transmission (including without limitation any electronic, online, or Internet distribution), CD-ROM, compact disc, cassette tapes, DATs, LPs, fiberoptic and any other exhibition, broadcast or delivery system:

               (i) Print publications (including without limitation books, musical publications, comic books, and single issue publications derived from preexisting exploitation of Core Rights (e.g., a one-time magazine-format publication exploiting the characters and/or story depicted in the motion picture National Lampoon's Animal House) and all issues and reissues of prior publications bearing the Mark, up to and including the fall 1998 issue of National Lampoon Magazine) (collectively, "Permitted Publications") but excluding future magazines, other periodicals and pamphlets;

               (ii) Motion pictures (including without limitation sequels, prequels, remakes, musicals and/or serials, cinematography, films and photoplays of every kind and character whatsoever, including the sound recordings thereof, as well as trailers and clips thereof, produced by means of any photographic, electrical, electronic, mechanical or other processes or devices now known or hereafter invented, by which photographs, pictures, images or other visual reproductions or representations are or may be fixed in any tangible medium of expression, whether translucent or not, for later projection, display or exhibition in such a manner that the same are, or appear to be, in motion on screen, mirror, tube or any other medium or device now known or hereafter developed, whether or not accompanied by sound recordings);

               (iii) Television programming (including without limitation series, mini-series, specials, variety shows, awards shows, "making of" programs, and made-for-television motion pictures);

               (iv) Radio programming (including without limitation live and/or pre-recorded);

               (v) Sound recordings (including without limitation music, spoken word, and/or sound effects of any kind or nature), and

               (vi) Live performances (including without limitation stage shows, touring shows, stand up, college tours, sketch comedy, theater, concerts, and audience participation events).

               (vii) Merchandising, including, without limitation, toys, board games, computer software, video and other electronic games, apparel (including tee shirts, sweatshirts, sweat pants, footwear, hats, jackets, coats, shirts, pants, gloves, and scarves), umbrellas, rainwear, calendars, greeting cards, posters, cups, sports bottles, packaged food and beverages, and all other commercial tie-ins with any of (i)-(vi) above, and any other goods and services customarily exploited in connection with printed and filmed entertainment products and services.

Specifically excluded from the scope of "Core Rights" and included in "Other Rights" are:

               (i) Theme park and other "themed" attractions including themed restaurants, themed comedy clubs, themed cruises, theme parks and themed hotels; and

               (ii) Restaurant services.

                SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASES


        This Settlement Agreement and Mutual General Releases ("Agreement") are made, executed and delivered by and between The Harvard Lampoon, Inc., a Massachusetts corporation ("HLI"), located at 44 Bow Street, Cambridge, MA 02138, and J2 Communications, a California corporation ("J2"), located at 10850 Wilshire Boulevard, Suite 1000, Los Angeles, CA 90025.

                                    RECITALS

        A. HLI and J2 (as successor in interest by foreclosure to all of the rights, claims and interests of NL Communications, Inc.) are parties to a letter agreement dated June 8, 1983, a copy of which is attached hereto as Exhibit "A" and incorporated herein (the "1983 Agreement").

        B. In or about May of 1995, a controversy arose between HLI and J2 with respect to the 1983 Agreement.

        C. March 10, 1997, HLI instituted arbitration proceedings entitled, The Harvard Lampoon, Inc. and J2 Communications, Inc.[sic], Case No. 13-133-00248-97 (AAA-NY) (the "Arbitration") with the American Arbitration Association pursuant to paragraph 6(c) of the 1983 Agreement. In the Arbitration HLI seeks determinations regarding J2's rights to grant licenses, the calculation of royalties, and HLI's rights to terminate the 1983 Agreement. J2 has denied any liability to HLI and denied that HLI has any right to terminate the 1983 Agreement except as expressly provided therein.

        D. On May 8 and 9, 1997, the parties participated in a mediation in New York before David Geronemus of JAMS/Endispute. At the conclusion of the mediation, the parties and agreed upon a joint Outline of Points Under Consideration for a Revised Agreement.

        E. Concurrently with the execution of this Agreement, the parties have entered into a new letter agreement of even date herewith ("the 1998 Agreement"), which amends and restates the 1983 Agreement.

        F. On October 1, 1998, the parties participated again in a mediation in New York before David Geronemus of JAMS/Endispute.

        In consideration of the recitals set forth above and the mutual promises below, the parties agree as follows:

        1. HLI, as the instituting party in the Arbitration, shall file or cause to be filed a joint stipulation of dismissal thereof, with prejudice, within five (5) days after the date of this

Agreement. Each party shall bear its own costs of arbitration and mediation and attorneys' fees incurred in connection therewith.

        2. Simultaneously with the execution of this Agreement, the parties shall execute and deliver to each other counterparts of the 1998 Agreement. J2 further shall deliver or cause to be delivered to HLI a certificate of stock ownership for 50,000 shares of the common stock of J2 in the form existing as of October 1, 1998.

        3. HLI hereby releases and forever discharges J2 and, as the case may be, each of its past and present stockholders, affiliates, divisions, subsidiaries, predecessors, successors, heirs, assigns, agents, directors, officers, employees, insurers, representatives, lawyers, and all persons acting by, through, under or in concert with them, or any of them (hereafter, "J2 Releasees"), of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits (including without limitation, the Arbitration), debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereafter, "HLI CLAIMS"), which HLI now has or may hereafter have against the J2 Releasees, or any of them, by reason of any matter, cause or thing whatsoever, from the beginning of time to the date of this Agreement. Specifically excluded from the foregoing release are the provisions of the 1998 Agreement, the provisions of this Agreement, the payment of royalties for the period from January 1, 1998 through June 30, 1998 under the 1983 Agreement, and the right to audit and claim adjustments for royalties due HLI under the 1983 Agreement (but without asserting the method of determining the royalty base as revenues of third-party licensees rather than J2's revenues as claimed by HLI in the Arbitration).

        4. J2 hereby releases and forever discharges HLI and, as the case may be, each of its past and present stockholders, affiliates, divisions, subsidiaries, predecessors, successors, heirs, assigns, agents, directors, officers, employees, insurers, representatives, lawyers, and all persons acting by, through, under or in concert with them, (including the present and past trustees of a certain trust created by the Declaration of Trust dated April 1, 1909 and recorded with Middlesex County South District Registry of Deeds in Book 3432, Page 136) or any of them (hereafter, "HLI Releasees"), of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereafter, "CLAIMS"), which J2 now has or may hereafter have against the HLI Releasees, or any of them, by reason of any matter, cause or thing whatsoever, from the beginning of time to the date of this Agreement. Specifically excluded from the foregoing release are the provisions of the 1998 Agreement, the provisions of this Agreement, and the provisions of the 1983 Agreement pertaining to audit disputes initiated by HLI.

        5. The parties agree that neither will assert in any context that the 1983 Agreement constitutes a "naked trademark license" or other license or that the Mark (as defined in the 1998 Agreement) or any rights therein, has been abandoned by either party based on any state of facts which occurred prior to the date of this Agreement.

        6. THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED BY THEIR RESPECTIVE LEGAL COUNSEL AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

               "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

        THE PARTIES, BEING AWARE OF SAID CODE SECTION, EACH HEREBY EXPRESSLY WAIVES ANY RIGHTS THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

        7. HLI represents and warrants that there has been no assignment or other transfer of any interest in any Claim which HLI may have against the J2 Releasees, or any of them, and HLI agrees to indemnify and hold the J2 Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys' fees incurred by the J2 Releasees, or any of them, as a result of any person asserting any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by J2 Releasees from HLI hereunder.

        8. J2 represents and warrants that there has been no assignment or other transfer of any interest in any Claim which J2 may have against the HLI Releasees, or any of them, and J2 agrees to indemnify and hold the HLI Releasees and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys' fees incurred by the J2 Releasees, or any of them, as a result of any person asserting any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the HLI Releasees from J2 hereunder.

        9. This Agreement shall be interpreted and enforced under New York law and without regard to conflict of laws principles.

        10. If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall nevertheless remain in effect.

        11. If any party to this Agreement brings an action to enforce its rights hereunder, the prevailing party shall be entitled to recover its costs and expenses, including court costs and attorneys' and experts' fees, if any, incurred in connection with such action.

        12. This Agreement and the 1998 Agreement constitute the complete, final, and exclusive statement of the agreement between the parties with respect to their subject matter and supersede all prior and contemporaneous statements, agreements and understandings, oral and written, between the parties; provided, however, that in case of any inconsistency between the provisions of this Agreement and the 1998 Agreement, the 1998 Agreement shall prevail in determining the rights and duties of the parties. No provision of this Agreement may be modified and its performance or observance may not be waived except by written agreement of the party sought to be bound. No waiver of any violation or nonperformance of any provision of this Agreement shall be deemed to be a waiver of any subsequent violation or nonperformance of the same or any other provision of this Agreement.

        13. This Agreement may be executed in two or more counterparts, all of which shall be original and enforceable and which together shall constitute one agreement.


        IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed and delivered this Agreement as an agreement under seal to become effective when executed on behalf of both parties.

THE HARVARD LAMPOON, INC.                          J2 COMMUNICATIONS
a Massachusetts corporation                        a California corporation



By: /s/ [SIG]                                      By: /s/ JAMES P. JIMIRRO
   ------------------------------                     --------------------------
                                                       James P. Jimirro
                                                       President

Title: President, Harvard Lampoon
      ---------------------------

Date: 11/5/98                                      Date: 11/24/98
     ----------------------------                       ------------------------

                                   Directory
                                   ---------

Persons Most Involved in Representing The Harvard Lampoon, Inc. in the Negotiations and Mediation Sessions:

               Robert Hoffman
               Eric Rayman, Esq.
               Jonathan Canter, Esq.
               Tyler Chapman, Esq.

Also Involved in Connection with The Harvard Lampoon, Inc.:

               Thomas Beale
               Jessica Marshall
               Edward Widmer

Counsel for The Harvard Lampoon, Inc.:

               Jason A. Sokolov, Esq.
               Rubin and Rudman LLP
               50 Rowes Wharf
               Boston, MA 02110
               telephone: (617) 330-7019 (direct)
                          (617) 330-7000 (general number)

Representing J2 Communications:

               James Jimirro
               Mark Van Arc

Counsel for J2 Communications:

               Michael K. Grace, Esq.
               Greenberg Glusker Fields Claman
                & Machtinger LLP
               1900 Avenue of the Stars
               Suite 2100
               Los Angeles, CA 90067-4590
               Telephone: (310) 201-7452 (direct)
                          (310) 553-3610 (general number)

Mediator:

               David Geronemus, Esq.
               JAMS/Endispute
               345 Park Avenue, 8th Floor
               New York, NY
               Telephone: (212) 751-2700

               Alternate address:
               David Geronemus, Esq.
               15 Grist Mill Road
               Westport, CT 06880
               Telephone: (203) 255-8787 extension 204